FIFTH AMENDMENT TO LEASE

AGREEMENT entered into this 8th day of May, 2013 between WCS-333 SOUTH STREET, INC. (hereinafter, the “Landlord”), a Massachusetts corporation having a principal place of business at 55 Lake Avenue North, Worcester, Massachusetts  01665 and, ADVANCED MICROSENSORS CORPORATION, a New York corporation having a principal place of business at 333 South Street, Shrewsbury, MA  01545 (the “Tenant”).

FACTUAL BACKGROUND

Tenant currently leases from Landlord a portion of Landlord’s premises  located at 333 South Street, Shrewsbury, MA by lease dated July 1, 2006, as it has been amended, extended or renewed from time to time (hereinafter, the “Lease”).  Tenant currently owes Landlord One Million Five Hundred Thirty-Nine Thousand Four Hundred Seventy-Four and 35/100 Dollars ($1,539,474.35) in delinquent payments due under the Lease (the “Overdue Lease Payments”), which figure consists of base rent and other payments.  Tenant plans to enter into a credit facility agreement (the “Loan”) with Hercules Technology Growth Capital, Inc., a Maryland  corporation having a usual place of business at 400 Hamilton Avenue, Suite 310, Palo Alto, CA  94301  (the “Lender”) which will enable Tenant to pay the Overdue Lease Payments.  The Lease term is due to expire on June 30, 2013 with no further extension options.  As a condition of its Loan to Tenant, the Lender requires that the Lease have provisions to extend the Lease term for up to an additional three and one-half (3.5) years with the first such extension period to commence on July 1, 2013 (the “Extension”).   Landlord is willing to grant such Extension effective only upon receipt of the Overdue Lease Payments in full and on certain terms and conditions.  The parties desire to set forth such terms and conditions of such an Extension.

NOW, THEREFORE, the parties mutually agree as follows:

1.           EXTENDED TERM.                                           Upon payment to and receipt by Landlord of the Overdue Lease Payments, the term of the Lease is hereby extended for one (1) year commencing July 1, 2013 and ending on June 30, 2014, which shall become the new Termination Date (the “2013-2014 Extension”).

2.            OPTIONS TO EXTEND.                                                      Provided the closing occurs, and provided that Tenant is in full compliance with all material obligations under the Lease, the term of the Lease may be extended for a one-year period from July 1, 2014 to June 30, 2015 (“2014-15 Option Term”) by written notice given only in January, 2014 by Tenant to Landlord.  If the option for the 2014-15 Option Term is exercised, and provided that Tenant remains in full compliance with all material obligations under the Lease, the term may be extended for an additional eighteen (18) months from July 1, 2015 to December 31, 2016 (“2015-16 Option Term”) by written notice given only in January, 2015.  Tenant must also be in compliance with all material obligations under the Lease at the time of commencement of either Option Term, including without limitation  the delivery to Landlord, or confirmation of extension of, a letter of credit in the amount of Two Hundred  Thousand and no/100 Dollars ($200,000.00) in conformance with the provisions of Section 27 of the Lease.

3.           RENT AND OPERATING EXPENSES FOR EXTENSION PERIODS.  The base rent and the Tenant’s Proportionate Share of Operating Expenses (“OPEX Share”) for the above-referenced extension and option periods shall be increased as follows:

EXTENSION PERIODS	BASE RENT INCREASE FROM PRIOR LEASE YEAR*	PER S.F.RATE FOR OPEX SHARE FOR OFFICE SPACE	PER S.F.RATE FOR OPEX SHARE FOR LAB/CLEAN ROOMS
2013-14 Extension	1.5%	$4.88	$8.93
2014-15 Option Term	1.5%	$4.95	$9.06
2015-16 Option Term	1.5%	$5.03	$9.20

*Prior Lease Year shall mean the Lease Year prior to the relevant Extension or Option Term.

4.           REPRESENTATION REGARDING UTILITIES.  Tenant hereby represents and warrants that monthly utility payments in the amount of at least One Hundred Ten Thousand and no/100 Dollars ($110,000.00) with appropriate increases are included in the budget that Tenant has submitted to and been approved by Lender.

5.           TENANT RELEASE.  As a material inducement to the Landlord entering into this Agreement, Tenant, on its behalf and on behalf of its successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Landlord, its officers, directors, employees, successors and assigns (collectively, the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, which the Tenant now has or ever had against the any of the Released Parties from the beginning of the world through the date of execution of this agreement, including without limitation any claim which Tenant may relating to its tenancy at 333 South Street, Shrewsbury, MA.

6.           LENDER.                      (a)  The Landlord covenants and agrees to send a copy of any notice of default under the Lease, as amended hereby, to Hercules at the same time the same is sent to the Tenant.  Anything in the Lease to the contrary notwithstanding, Hercules shall have 30 days in which to cure any default that may exist, and the Landlord will accept such performance from Hercules.  In addition, if the Tenant fails to give notice of a Lease extension as set forth herein, the Landlord shall give notice of the same to Hercules, which shall be allowed to give such notice on behalf of the Tenant for 15 days after Hercules receives such notice from the Landlord.  This clause shall apply to each assignee of Hercules of which written notice is given by Hercules to the Landlord.  In the event that the Loan is satisfied in full, this paragraph 6 shall cease to be applicable.

(b)  Notwithstanding the foregoing, Hercules shall have no obligation to cure a default on behalf of the Tenant and shall have no obligation to extend the term of the Lease.  However, in the event that Hercules cures any default under the Lease or gives notice to extend the Lease on behalf of the Tenant, Hercules shall not be: (a) liable for any act or omission of the tenant; (b)  subject to any claims, offsets, defenses or counterclaims which Landlord might have against the Tenant; (c) bound by any rent or additional rent owed by Tenant to the Landlord;  (d)  bound by any amendment or modification of the Lease made without the written consent of Lender; or (f)  bound by any covenant to undertake or complete any improvement to or restoration of the premises or the property.

7.           MISCELLANEOUS.   Except as amended herein, the Lease shall remain in full force and effect.  Any references to the “Lease” shall, upon complete execution and delivery of this Fifth Amendment, mean the Lease as amended by this Fifth Amendment.  This amendment is to be interpreted pursuant to the laws of the Commonwealth of Massachusetts, but without regard to its choice of laws provisions.

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EXECUTED as a sealed instrument the day and year first above-written.

Witness:                        WCS-333 SOUTH STREET, INC.

         /s/                                                                     by:         /s/
                             Robert Jenal, President

         ADVANCED MICROSENSORS CORPORATION

         /s/                                                                                                                    by:         /s/